Exhibit 10.28

LEASE AGREEMENT

This lease agreement (“Lease”) is entered into between UniBill, L.L.C. (“LESSOR”), whose current mailing address is 844 Ryan Street, Lake Charles, Louisiana 70601, and US Unwired Inc. (“LESSEE”), whose current mailing address is 901 Lakeshore Drive, Lake Charles, LA 70601, effective as of the 16th day of January, 2004.

WITNESSETH

IN CONSIDERATION of the mutual covenants, rents and promises herein contained, LESSOR demises and leases to LESSEE the premises hereinafter described upon the terms and conditions hereinafter set forth.

ARTICLE I.

PREMISES

LESSOR hereby leases to LESSEE, and LESSEE hereby leases from LESSOR, under the terms and conditions set forth herein, the following described premises:

1.	Nine Thousand, Four Hundred Eight (9,408) square feet of space in the US Unwired Warehouse (“Warehouse”) located at 200 Pujo Street, Lake Charles, LA, which space is hereinafter referred to as the “Warehouse Space” and is more particularly described on the floor plan attached hereto as Exhibit A;

2.	One Thousand, Fourteen (1,014) square feet of space on the first floor of the US Unwired Technology Center (“Technology Center”) located at 844 Ryan Street, Lake Charles, LA, which space is hereinafter referred to as the “Computer Room” and is more particularly described on the floor plan attached hereto as Exhibit A;

3.	Six Thousand, Seven Hundred Nine (6,709) square feet of space on the second and third floors of the Technology Center, which space is more particularly described on the floor plan attached hereto as Exhibit A and which is comprised of the following:

a.	Office #201, #202, #203 & #204 (2nd Floor)	808
b.	Office #217, #218, #219, & #220 (2nd Floor)	1,544
c.	Office #301, #302, #303, #305, #306, #307, #315, #316, #317 (3rd Floor)	2,382
d.	Area #321 – less Unibill “Caged Area” (3rd Floor)	1,975
	Total Combined 2nd and 3rd Floor leased space.	6,709

The foregoing leased premises are collectively referred to herein as the “Premises.” As stated above, the Premises are more particularly described on the floor plans attached hereto as Exhibit A.

ARTICLE II.

TERM

2.1 The initial term of this Lease will be sixty (60) months, commencing on the 16th day of January 2004 (“Initial Term”).

2.2 LESSOR hereby grants LESSEE the right to renew this Lease for a consecutive sixty (60) month period at the end of the Initial Term of this Lease. The amount of base rent payable during such renewal term shall be at a rate agreed upon by LESSOR and LESSEE at the time of renewal and set forth in a writing executed by both parties. Such renewal option shall be deemed to have been exercised by LESSEE unless LESSEE gives LESSOR notice of its intention not to renew at least thirty (30) days prior to expiration of the Initial Term of this Lease.

2.3 In the event of holding over by LESSEE after expiration or termination of this Lease without the written consent of LESSOR, LESSEE shall pay one and one half times the then existing rental rate for each month of the holdover period. No holding over by LESSEE shall operate to extend the Lease other than month to month. In the event of any unauthorized holding over, LESSEE shall also indemnify LESSOR against all claims for damages by any other lessee to whom LESSOR may have leased all or any part of the premises effective upon the termination of this Lease.

ARTICLE III.

RENT

3.1 As base rental, LESSEE shall pay LESSOR without deduction, abatement or setoff, the sum as indicated below on or before the first day of each calendar month of the Initial Term:

(a)	Base rental for the first year of the Initial Term shall be:

i.	For the Warehouse Space, the LESSEE shall pay $0.4358 per sq. ft. per month. (calculated to be $4,100.00 per month);

ii.	For the Computer Room, the LESSEE shall pay $1 .578 per sq. ft. per month (calculated to be $1,600.00 per month);

iii.	For The 6,709 square feet, of space on the 2nd and 3rd floors of the Technology Center, the LESSEE shall pay $1.12 per sq. ft. per month (calculated to be $7,514.00 per month).

The aggregate amount of base rental for the entire Premises during the first year of the Initial Term is $13,214.00 per month, payable on or before the first day of each month as set forth above.

(b)	Base rental for the second year of the Initial Term shall be:

i.	For the Warehouse Space, the LESSEE shall pay $0.4489 per sq. ft. per month. (calculated to be $4,223.00 per month);

ii.	For the Computer Room, the LESSEE shall pay $1.6252 per sq. ft. per month (calculated to be $1,648.00 per month);

iii.	For the 6,709 square feet of space on the 2nd and 3rd floors of the Technology Center, the LESSEE shall pay $1.1536 per sq. ft. per month (calculated to be $7,740.00 per month).

The aggregate amount of the base rental for the entire Premises during the second year of the Initial Term is $13,611.00 per month, payable on or before the first day of each month as set forth above.

(c)	Base rental for the third year of the Initial Term shall be:

i.	For the Warehouse Space, the LESSEE shall pay $0.4624 per sq. ft. per month (calculated to be $4,350.00 per month);

ii.	For the Computer Room, the LESSEE shall pay $1.6736 per sq. ft. per month (calculated to be $1,697.00 per month);

iii.	For the 6,709 square feet of space on the 2nd and 3rd floors of the Technology Center, the LESSEE shall pay $1.1882 per sq. ft. per month (calculated to be $7,972.00 per month).

The aggregate amount of the base rental for the entire Premises during the third year of the Initial Term is $14,019.00 per month, payable on or before the first day of each month as set forth above.

(d)	Base rental for the fourth year of the Initial Term shall be:

i.	For the Warehouse Space, the LESSEE shall pay $0.4763 per sq. ft. per month (calculated to be $4,481.00 per month).

ii.	For the Computer Room, the LESSEE shall pay $1.7258 per sq. ft. per month (calculated to be $l,750.O0 per month).

iii.	For the 6,709 sq. ft. of space on the 2nd and 3rd floors of the Technology Center, the LESSEE shall pay $1.2238 per sq. ft. per month (calculated to be $8,210.00 per month).

The aggregate, amount of the base rental for the entire Premises during the fourth year of the Initial Term is $14,441.00 per month, payable on or before the first day of each month as set forth above.

(e)	Base rental for the fifth year of the Initial Term shall be:

i.	For the Warehouse Space, the LESSEE shall pay $0.4905 per sq. ft. per month (calculated to be $4,615.00 per month).

ii.	For the Computer Room, the LESSEE shall pay $1.7751 per sq. ft. per month (calculated to be $1,800.00 per month).

iii.	For the 6,709 sq. ft. of space on the 2nd and 3rd floors of the Technology Center, the LESSEE shall pay $1.2605 per sq. ft. per month (calculated to be $8,457.00 per month).

The aggregate amount of the base rental for the entire Premises during the fifth year of the Initial Term is $14,872.00 per month, payable on or before the first day of each month as set forth above.

3.2 LESSOR may make supplemental charges to be paid with the monthly base rental as authorized in Section 4.1(c), 4.l(f) and 4.1(g) below.

ARTICLE IV.

LESSOR’S OBLIGATIONS

4.1 As standard building services for the Technology Center, LESSOR will:

(a)	contract with all public utilities to furnish utility services to the Technology Center;

(b)	furnish water to the Warehouse and Technology Center at points of supply provided for general use of tenants;

(c)	provide central heat and air conditioning in season, at such temperatures and in such amounts as are considered by LESSOR to be standard during weekday business hours. Normal business hours shall be defined as 8:00 a.m. to 6:00 p.m., Monday through Friday and 8:00 a.m. to 1:00 p.m. on Saturdays. Central heat and air conditioning service during weekdays beyond normal business hours, on Saturday afternoons, Sundays and recognized holidays shall be furnished only upon request of LESSEE, who shall bear the then standard building charge. The standard building charge shall be defined as $2.75 per hour per air handler as long as the central plant system is operating. Such charge shall be based on current charges subject to increase upon receipt of utility company rate increases. However, if the central plant system is not in operation, the charge for service beyond normal business hours shall be $35.00 per hour. Such charge shall be based on current charges and subject to increase upon receipt of utility company rate increases. In the event that LESSEE’s equipment requires air conditioning in excess of the building standard services as provided above, LESSEE shall provide an additional air conditioning system. The type of such air conditioning system shall be approved by LESSOR prior to installation, such approval shall not be unreasonably withheld;

(d)	maintain all public areas and special service areas of the Technology Center in the manner and to the extent deemed by LESSOR to be standard;

(e)	provide elevators for access to and egress from the Technology Center floors on which the Premises are situated;

(f)	furnish janitor service on a five (5) day week basis; provided, however, if LESSEE’s floor covering or other improvements (not building standard) cause additional cleaning cost, LESSEE will pay such cost monthly as additional rent;

(g)

furnish electrical and power for typewriters, calculators and other machines of similar low electrical consumption. However, LESSOR may bill monthly for the estimated additional power cost for electricity required for (i) duplicating and electronic data processing equipment, (ii) special lighting in excess of building standard, and (iii) any other item of electrical equipment which (singly) consumes more than 0.5 kilowatts at rated capacity or requires a voltage other than 120 volts single phase. Utility consumption in excess of the utilities provided as standard services shall be metered separately. Any additional electrical panels or meters shall be at LESSEE’s cost as above standard construction. Additionally, LESSEE shall pay for such excessive consumption as additional rent as billed by LESSOR. LESSEE shall have the right to accompany building management personnel when meter readings are taken. Such readings shall be taken at a time convenient to LESSEE and LESSOR;

(h)	provide all building standard fluorescent bulb replacement and all incandescent bulb replacement in public areas, restroom areas and stairwells; and

(i)	furnish LESSEE one (1) swipe card per employee and two (2) keys for each corridor door entering the Premises. Additional swipe cards will be furnished at a charge by LESSOR on an order signed by LESSEE’s authorized representative. All keys and swipe cards shall remain the property of LESSOR. No additional locks shall be allowed on any door of the Premises without LESSOR’s permission. LESSEE may not make, or permit any duplicated keys to be made, except those furnished by LESSOR. Upon termination of this Lease, LESSEE shall surrender to LESSOR all keys and swipe cards of the Premises, and give to LESSOR the explanation of the combination of all locks for safes, safe cabinets and vault doors, if any, left in the Premises;

(j)	grant LESSEE the right to utilize the emergency power of the building, provided that LESSEE’s power requirements do not exceed 10 Kilowatts of power. Such right shall be exercised during the absence of commercial power to the Technology Center. LESSEE agrees to hold LESSOR harmless and to waive any and all claims for damages due to power outages or emergency generator malfunctions.

4.2 No interruption or malfunction of any of such services shall constitute an eviction or disturbance of LESSEE’s use and possession of the Premises or a breach by LESSOR of any of its obligations hereunder or render LESSOR liable for damages or entitle LESSEE to be relieved from any of its obligations hereunder (including the obligation to pay rent.) or grant LESSEE any right of set-off, unless after notice by LESSEE of such interruption or malfunction, LESSOR fails to use reasonable diligence to restore such service.

ARTICLE V.

LESSEE’S OBLIGATIONS

5.1 LESSEE covenants and agrees it will:

(a)	Cooperate and adhere to the provisions set forth in this Lease;

(b)	Not commit or allow any waste or damage to the Premises, and at the termination of this Lease, to deliver up said Premises to LESSOR in as good condition as at date of possession by LESSEE, ordinary wear and tear excepted;

(c)

Remove its trade fixtures, office supplies and movable office furniture and equipment not permanently attached to the Warehouse and Technology Center provided: (1) such removal is made prior to the termination of this Lease; (2) LESSEE is not in default of any obligation or covenant under this Lease at the time of such removal; and (3) LESSEE promptly repairs all damage caused by removal. All other property at the Premises and any alteration or addition to the Premises (including wall-to-wall carpeting, paneling or other wall covering) and any other articles attached or affixed to the floor, wall or ceiling of the Premises which cannot be removed without substantial damage to the Premises shall become the property of LESSOR and shall remain upon and be surrendered with the Premises as part thereof at the termination of this Lease, LESSEE hereby waiving all rights to any payment or compensation therefor. If, however, LESSOR so requests in writing, LESSEE will, at its expense, promptly remove any and all alterations, additions, fixtures, equipment and property placed or installed by it in the Premises and repair any damage caused by such removal;

(d)	Make no alteration, improvement, repair, replacement or addition to the Premises without the prior written consent of LESSOR, which may be withheld at LESSOR’s discretion. Consent shall be conditioned upon LESSEE’s contractors, laborers, materialmen and others working in harmony and not interfering with any labor utilized by LESSOR or by any other lessee’s contractors or mechanics; and if at any time such entry by one or more persons furnishing labor or materials for LESSEE’s work shall cause disharmony or interference, the consent granted by LESSOR may be withdrawn upon eight (8) hours written notice delivered to LESSEE or to the person in charge of the work at time of delivery;

(e)	Permit LESSOR or its’ agents to enter any part of the Premises at reasonable hours to inspect same, clean or make repairs, alterations or additions thereto, as LESSOR may deem necessary or desirable, and LESSEE shall not be entitled to any abatement or reduction of rent by reason thereof, unless LESSEE’s use of the Premises is disturbed, then in such event all rent payable hereunder shall be abated in proportion to the extent LESSEE’s use is disturbed;

(f)	At its own expense, repair or replace any damage or injury done to the Premises, caused by LESSEE or LESSEE’s agent, employees, invitees or visitors and not covered by LESSOR’s insurance; provided, however, if LESSEE fails to make such repairs or replacement promptly LESSOR may, at its option, make such repairs or replacements and LESSEE shall repay the cost thereof to the LESSOR on demand. LESSEE will also be responsible for repair and maintenance of special leasehold improvements;

(g)	Use the Premises only for lawful purposes, and not for any business that is unlawful, disreputable or deemed to be extra hazardous. LESSEE shall not do or permit anything to be done which would increase the rate for LESSOR’s fire and extended coverage insurance;

(h)	Conduct its business and control its agents, employees, invitees and visitors so as not to create any nuisance, or interfere with, annoy or disturb LESSOR or any other tenant;

(i)	Comply with all laws, ordinances, orders, rules and regulations (State, Federal, Parish, municipal and other agencies or bodies having any jurisdiction thereof) relating to the use, condition or occupancy of the Premises. LESSEE will comply with the written rules of the Warehouse and Technology Center adopted by LESSOR from time to time, if any, for the safety, care and cleanliness of the Premises and for preservation of good order therein;

(j)

At LESSOR’s request, execute either an estoppel certificate addressed to LESSOR’s mortgagee or a three-party agreement among LESSOR, LESSEE and such Mortgagee certifying facts and agreeing to such notice provision and other matters as such Mortgagee may reasonably require in connection with LESSOR’S financing; and

(k)	Each party (“Indemnifying Party”) agrees to indemnify and hold the other party (“Indemnified Party”) harmless from all claims (including reasonable attorney fees, costs and expenses of defending against such claims) for any injury or damage to any person or the property of any person occurring during the term of this Lease in or about the Premises, Warehouse or Technology Center arising from any act or omission of the Indemnifying Party or its agents, employees, licensees, contractors, customers, clients, visitors or invitees.

ARTICLE VI.

PARKING

During the term of this Lease, LESSEE shall have the right to park all authorized vehicles of employees in the parking lot across from the Technology Center, entrance located on the West side of Ryan Street at the Northeast corner of Ryan Street and Pujo Street, subject to any capacity limitations.

ARTICLE VII.

PEACEFUL ENJOYMENT

7.1 LESSEE shall, and may peacefully have, hold and enjoy the Premises, provided that LESSEE pays all rentals and other sums to be paid and performs all of LESSEE’S covenants and agreements. This Lease does not grant any rights to light, view or air over adjacent property, so that any diminution of shutting off of light, view or air by any structure which may be erected adjacent to the Warehouse and Technology Center shall in no way affect this Lease or impose any liability upon LESSOR.

7.2 LESSOR shall not be responsible for the non-observance or violation by any other lessee, or employees, agents or visitors of other lessees, of the terms of the lease granted to such other lessee, nor for any resulting damage.

ARTICLE VIII.

ASSIGNMENT AND SUBLETTING

This Lease shall be freely assignable by either party and LESSEE may sublease all or a portion of the Premises leased hereunder as long as such sublessee agrees to be bound by the terms of this Lease.

ARTICLE IX.

LIMITATION OF LIABILITY AND INSURANCE

9.1 LESSEE specifically agrees to look solely to LESSOR’S interest in the Warehouse and Technology Center for the recovery of any judgment from LESSOR, it being agreed that LESSOR shall never be personally liable for any such judgment. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right LESSEE might otherwise have in connection with enforcement or collection of amounts which may become owing or payable under or on account of insurance maintained by LESSOR.

9.2 Both parties shall maintain a policy or policies of comprehensive general liability insurance to afford minimum protection of not less than One Million Dollars ($1,000,000.00) in respect of personal injury or death in respect to any one occurrence, and of not less than One Hundred Thousand Dollars ($100,000.00) for property damage in one occurrence.

9.3 LESSOR shall not be liable to LESSEE, its employees or invitees for any loss or damage to any property or person occasioned by burglary, theft, fire, malfunction, failure of mechanical systems (including but not limited to plumbing electrical, sprinkler, air conditioning, heating, lighting, etc.), act of God, public enemy, injunction, riot, strike, insurrection, war, court order, requisition or order of governmental body or authority, or for damage or inconvenience which may arise through repair or alteration of any part of the Warehouse or Technology Center, or failure to make repairs.

ARTICLE X.

SUBORDINATION TO MORTGAGE

This Lease will be subject and subordinate to any mortgage which may now or hereafter encumber the Warehouse and/or Technology Center; provided that LESSEE’S use and quiet enjoyment of the Premises shall not be disturbed as long as LESSEE is not in default hereunder. This clause shall be self-operative and no further instrument of subordination need be required by any mortgagee. In confirmation of such subordination however, LESSEE shall at LESSOR’S request execute promptly any reasonable certificate or instrument that LESSOR may request. In the event of the enforcement of such mortgage, LESSEE, will, upon request of the party succeeding to the interest of LESSOR as a result of such enforcement, become the LESSEE of such successor in interest without change in the term of this Lease; provided, however, that such successor in interest shall not be bound by any payment of rent or additional rent for more than one month in advance except prepayments in the nature of security for the performance by LESSEE of its obligations under this Lease.

ARTICLE XI.

EMINENT DOMAIN

11.1 If there shall be taken by eminent domain during the term of this Lease any substantial part of the Premises, Warehouse or Technology Center, the rental shall be reduced in proportion to the area of the Premises so taken and LESSOR shall repair any damage to the Premises, Warehouse or Technology resulting from such taking.

11.2 All sums awarded or agreed upon between LESSOR, LESSEE and the condemning authority for the taking of the respective interests of LESSOR and LESSEE, whether as damages or as compensation, will be the respective property of LESSOR and LESSEE.

11.3 If this Lease should be terminated under any provision of this paragraph, rent shall be payable up to the date that possession is taken by the taking authority, and LESSOR will refund to LESSEE any prepaid unaccrued rent less any sum then owing by LESSEE to LESSOR.

ARTICLE XII.

DAMAGE TO PREMISES

12.1 If at any time during the term of this Lease, the Premises or any substantial portion of the Warehouse or Technology Center shall be damaged or destroyed by fire or other casualty, then LESSOR shall repair and reconstruct the Premises, Warehouse and Technology Center to the condition in which they existed immediately prior to such damage or destruction, provided however that LESSOR may terminate this Lease by notice to LESSEE within 30 days after LESSOR’S receipt of the first offer from its insurer or within 60 days after the date of the loss, whichever occurs sooner, if the insurance proceeds from the loss, plus the deductible provided in the fire insurance policy, equal less than 95% of cost of the repair and reconstruction.

In any such circumstances, rental shall abate proportionately during the period and to the extent that the Premises are unfit for use by LESSEE in the ordinary conduct of its business. If LESSOR is required or has elected to repair and restore the Premises, this Lease shall continue in full force and effect and such repairs will be made within a reasonable time thereafter, subject to delays arising from shortages of labor or material, acts of God, war or other conditions beyond LESSOR’S reasonable control. In the event that this Lease is terminated as herein permitted, LESSOR shall refund to LESSEE the prepaid rent (unaccrued as of the date of damage or destruction) less any sum then owing LESSOR by LESSEE. If LESSOR has elected to repair and reconstruct the Premises, then the Lease term shall be extended by a period of time equal to the period of such repair and reconstruction.

12.2 Should the annual premiums paid by LESSOR exceed the standard rates because LESSEE’S operations, contents of the Premises, or improvements with respect to the Premises beyond building standard, result in extra-hazardous exposure, LESSEE shall promptly pay the excess amount of the premium upon request by LESSOR.

12.3 LESSEE shall maintain at its expense fire and extended coverage insurance on all of its personal property, including removable trade fixtures, located in the Premises and on all additions and improvements made by LESSEE not required to be insured by LESSOR.

12.4 LESSOR and LESSEE each hereby waives any and all rights or recovery, claim, action or cause of action against the other for any loss to the Warehouse or Technology Center, or any improvements thereto or any personal property of either party therein, by reason of fire, the elements, or any other cause which is insured against by the terms of standard fire and extended coverage insurance policies regardless of cause or origin, including negligence of the other party hereto, its agents, officers or employees, and covenants that no insurer shall hold any right of subrogation against such other party.

ARTICLE XIII.

DEFAULT

13.1 Default by LESSEE. Each of the following acts or omissions of LESSEE or occurrences shall constitute an “Event of Default”:

(a)	Failure to pay rent or to perform or observe any other covenant or condition of this Lease by LESSEE within thirty (30) days following written notice to LESSEE of such failure;

(b)	Abandonment or vacating of the Premises or any significant portion thereof; or

(c)	The filing or execution or occurrence of: a petition in bankruptcy or other insolvency proceeding by or against LESSEE; or a petition or answer seeking relief under any provision of the United States Bankruptcy Code; or an assignment for the benefit of creditors or composition; or a petition or other proceeding by or against the LESSEE for the appointment of a trustee, receiver or liquidator of LESSEE or any of LESSEE’s property; or a proceeding by any governmental authority for the dissolution or liquidation of LESSEE.

13.2 Remedies upon Default. Upon the occurrence of any Event of Default, LESSOR has the option, in addition to any other remedy or right given hereunder or by law, to do any one or more of the following:

(a)	Terminate this Lease, in which event LESSEE shall immediately surrender possession of the Premises to LESSOR.

(b)	Enter upon and take possession of the Premises and expel or remove LESSEE and any other occupant therefrom, with or without having terminated the Lease.

(c)	Alter locks and other security devices at the Premises.

13.3 Exercise by LESSOR of any one or more remedies hereunder granted or otherwise available shall not be deemed to be an acceptance or surrender of the Premises by LESSOR, whether by agreement or by operation of law it being understood that such surrender can be effected only by the written agreement of LESSOR and LESSEE. No such alteration of security devices and no removal or other exercise of dominion by LESSOR over the property of LESSEE or others at the Premises shall be deemed unauthorized or constitute a seizure or conversion, LESSEE hereby consenting, after any Event of Default, to such exercise of dominion over LESSEE’s property within the Warehouse and Technology Center. All claims for damages by reason of such re-entry and/or repossession and/or alteration of locks or other security devices are hereby waived, as are all claims for damages by reason of any seizure sequestration proceedings or other legal process.

13.4 Notwithstanding any termination of this Lease by LESSOR in accordance with this Article 13, LESSEE shall be liable for and shall pay LESSOR a sum of all rent and other indebtedness accrued to the date of such termination, plus, as damages, an amount equal to the then present value of the rent reserved hereunder for the remaining portion of the original Lease term, less the then present fair rental value of the Premises for such period.

13.5 If LESSOR elects to repossess the Premises without terminating the Lease, any net sums thereafter received by LESSOR through reletting the Premises during said period (after deducting expenses incurred by LESSOR as provided in 13.6) shall be applied against the total indebtedness of LESSEE to LESSOR. In no event shall LESSEE be entitled to any excess of any rent obtained by reletting over and above the rent herein reserved.

13.6 In case of an Event of Default, LESSEE shall also be liable for and shall pay to LESSOR in addition to any sum provided for above: broker’s fees incurred by LESSOR in connection with reletting the whole or any part of the Premises; the cost of removing and storing LESSEE’s or other occupants property; the cost of repairing, altering, remodeling or otherwise putting the Premises into condition acceptable to a new tenant or tenants; and all reasonable expenses incurred by LESSOR in enforcing LESSOR’s remedies, including reasonable attorney’s fees. Past due rent and other past due payments shall bear interest from maturity at eighteen percent (18%) per annum (or such lower rate as may be required to comply with the usury laws of Louisiana), until paid.

13.7 In the event of termination or repossession of the Premises for an Event of Default, LESSOR shall not have any obligation to relet or attempt to relet the Premises, or any portion thereof, or to collect rental after reletting; and in the event of reletting, LESSOR may relet the whole or any portion of the Premises for any period, to any tenant, and for any use and purpose.

13.8 If LESSEE should fail to make payment or cure a default hereunder within the time herein permitted, LESSOR, without being under any obligation to do so and without thereby waiving such default, may make such payment and/or remedy such other default for the account of LESSEE (and enter the Premises for such purpose), and thereupon LESSEE shall be obligated to, and hereby agrees, to pay LESSOR, upon demand, all costs, expenses and disbursement (including reasonable attorney’s fees) incurred by LESSOR in taking such remedial action.

13.9 In the event of any default by LESSOR, LESSEE may give LESSOR written notice specifying such default with particularity, and LESSOR shall thereupon have thirty (30) days to cure such default or take action designed to cure the same, if such default cannot be cured within (30) days. Unless and until such notice is given and LESSOR fails to so cure or take reasonable action designed to so cure any default after such notice, LESSEE shall not have any remedy or cause of action by reason thereof. All obligations of LESSOR hereunder will be construed as covenants, not conditions; and all such obligations will be binding upon LESSOR only during the period of its possession of the Warehouse and Technology Center and not thereafter.

ARTICLE XIV.

MISCELLANEOUS

14.1 Successors and Assigns. This Lease shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto. In the event of the transfer by LESSOR of its interest in the Warehouse and Technology Center, LESSOR shall thereupon be released and discharged from all covenants and obligations of the LESSOR thereafter accruing if such covenants and obligations shall be binding during the Lease term upon the new transferee.

14.2 Governing Law. This Lease is declared to be a Louisiana contract, and all of the terms hereof shall be construed according to the laws of the State of Louisiana.

LESSEE hereby agrees that the 14th Judicial District Court in Calcasieu Parish, Louisiana shall have exclusive jurisdiction and venue over suits arising out of this Lease.

14.3 Severability. Should any provision of this Lease be illegal, invalid, or unenforceable, under present or future laws effective during the term hereof, the remainder of this Lease shall not be affected thereby; and in lieu of each provision there shall be substituted a clause as similar in terms to such invalid provision as may be possible and be legal, valid and enforceable. However, should any law, governmental regulation, or judicial interpretation thereof, come into force, which shall prevent the exercise of any substantial right hereunder, the party whose right is so affected may terminate this Lease 90 days after written notice of termination to the other party.

14.4 Alteration. Except for modification under 14.3, this Lease may not be altered, changed or amended, except by instrument in writing, signed by both parties hereto.

14.5 Force Majeure. Should either party hereto be delayed, hindered or prevented from the performance of any act required hereunder by reason of power, restrictive governmental laws or regulations, riot, insurrection, war or other reason of a like nature not the fault of the party delayed, then performance of such act shall be excused for the period such condition exists and performance shall be extended for a period equivalent to the period of such delay.

14.6 Notices. All notices and demands which may or are required to be given by either party to the other hereunder shall be in writing and shall be deemed to have been fully given when hand delivered to the other party or deposited in the United States mail, certified or registered, postage prepaid, and addressed as follows:

If to LESSOR:	UniBill, L.L.C. 844 Ryan Street Lake Charles, Louisiana 70601 Attn: Facilities Manager

or to such other place as LESSOR may from time to time designate in a notice to LESSEE;

If to LESSEE:	US Unwired Inc. 901 Lakeshore Drive Lake Charles, LA 70601 Attn: Facilities Administrator

or to such other place as LESSEE may from time to time designate in a notice to LESSOR.

If to LESSEE’s Lenders:	COBANK, ACB 200 Galleria Parkway N.W. Suite 1900 Atlanta, Georgia 30339

14.7 Rights of LESSEE’s Lender. LESSOR acknowledges that LESSEE may obtain financing from third party lenders (the “Lenders”) to finance LESSEE’s business. In connection with any such financing, and notwithstanding anything contained in this Lease to the contrary, LESSOR agrees, without further notice or consent of LESSOR, and for the benefit of Lenders, as follows:

(i)	to the collateral assignment from time to time of this Lease to Lenders;

(ii)	to subordinate any and all security interests, liens and similar rights LESSOR may have, whether by agreement or at law or equity, in and to the improvements, equipment and other properly of LESSEE placed or located on or arising from the use of the Premises (the “Lessee Property”) to any lien in such property granted from time to time to Lenders, and not to take any action to enforce or realize upon any such security interest, lien or other right it may have without prior written consent of Lenders;

(iii)	that, as between LESSOR and Lenders, all LESSEE’s Property shall remain personal property and will not become part of the Premises, and Lenders may during the term of this Lease enter the Premises to remove the Lessee Property;

(iv)	to provide Lenders notice of any default under this Lease (at such address as Lenders shall designate to LESSOR in writing) and to give Lenders thirty (30) days to cure such default prior to terminating this Lease;

(v)	in the event Lenders or their designees succeed to LESSEE’s interest in this Lease pursuant to the collateral assignment hereof, to recognize Lenders’ or such designee’s rights as LESSEE under this Lease, provided Lenders or such designee, from and after the date of such succession, comply with the terms of this Lease;

(vi)	that, at the option of Lenders, the Lessee Property may remain on the Premises for sixty (60) days after termination of this Lease following a default and, during such period, Lenders shall have access to and the right to remove such Lessee Property, provided Lenders shall pay rent at the rate provided for in this Lease, pro rated on a per diem basis, without Lenders incurring any other obligation under this Lease; and

(vii)	to execute such consents or other documents as Lenders may reasonably request to evidence the agreements set forth in this Section 14.7.

14.8 Entire Agreement. This Lease constitutes the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous agreements, negotiations, representations, and commitments, in oral or written form. In particular, but without limiting the foregoing, this Lease expressly supercedes that certain Lease Agreement between the parties dated September 11, 1998 for the lease of certain space within the Warehouse and Technology Center.

14.9 No Waiver; Rights Cumulative. Neither acceptance of rent by LESSOR nor failure by LESSOR to complain of any action, non-action or default of LESSEE shall constitute a waiver of any of LESSOR’s rights hereunder. Waiver by either party of any right for any default of the other party shall not constitute a waiver of any right for either a subsequent default of the same obligation or any other default. Receipt by LESSOR of LESSEE’s keys to the Premises shall not constitute an acceptance of surrender of the Premises. Except as otherwise provided herein, all rights and remedies of the parties under this Lease shall be cumulative and none shall exclude any other rights or remedies allowed by law.

Executed by LESSOR at Lake Charles, Louisiana, effective as of the effective date of this Lease first set forth above.

WITNESSES:	UNIBILL, L.L.C.

/s/ Sheila King	BY:	/s/ Thomas G. Henning
	NAME:	Thomas G. Henning
/s/ Illegible	TITLE:	President

Executed by LESSEE at Lake Charles, Louisiana, effective as of the effective date of this Lease first set forth above.

WITNESSES:	US UNWIRED INC.

/s/ Sheila King	BY:	/s/ Robert Piper
	NAME:	Robert Piper
/s/ Illegible	TITLE:	President And CEO